EXHIBIT 4.4

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 9, 2007, among MAGYAR TELECOM B.V., a private company with limited liability incorporated under the laws of The Netherlands (the “Issuer”), INVITEL TÁVKÖZLÉSI SZOLGÁLTATÓ ZRT. (“Invitel”), V-HOLDING TANÁCSADÓ ZRT. (“V-holding”), S.C. EUROWEB ROMANIA S.A. (“Euroweb Romania”), EUROWEB INTERNET SZOLGÁLTATÓ ZRT. (“Euroweb Hungary” and, together with Euroweb Romania, Invitel and V-holding, the “Subsidiary Guarantors”), the Trustee (as hereinafter defined) and the Luxembourg Paying Agent (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, the Issuer, Invitel and V-holding have heretofore executed and delivered to The Bank of New York, as trustee, registrar, transfer agent and principal paying agent (the “Trustee”), and The Bank of New York (Luxembourg) S.A., as Luxembourg paying agent and transfer agent (the “Luxembourg Paying Agent”), (a) an indenture (the “Original Indenture”), dated as of August 6, 2004, providing for the issuance of an initial aggregate principal amount of €142,000,000 10¾% Senior Notes due 2012 (the “Notes”), (b) a first supplemental indenture to the Original Indenture, dated as of May 23, 2006, pursuant to which Euroweb Hungary became a Subsidiary Guarantor (the “First Supplemental Indenture”) and (c) a second supplemental indenture to the Original Indenture, dated as of September 29, 2006, pursuant to which Euroweb Romania became a Subsidiary Guarantor (the “Second Supplemental Indenture” and, together with the Original Indenture and the First Supplemental Indenture, the “Indenture”);

WHEREAS, Invitel Holdings N.V., the Issuer’s indirect parent, has entered into a share sale and purchase agreement with Hungarian Telephone and Cable Corp., dated as of January 8, 2007, for the sale and purchase of 100% of the issued share capital of Matel Holdings N.V., the Issuer’s direct parent;

WHEREAS, the Issuer desires to amend the Indenture to (i) relieve the Issuer of its obligation to make a Change of Control Offer if the HTCC Acquisition (as hereinafter defined) is consummated, (ii) in the event of the consummation of the HTCC Acquisition, allow the Issuer to satisfy its reporting requirements under the Indenture by providing to the Trustee copies of annual and quarterly filings of HTCC (as hereinafter defined) with the Commission and by providing annual statutory financial statements of the Issuer, and (iii) in the event of the consummation of the HTCC Acquisition, allow the Issuer to elect to change the definition of GAAP in the Indenture from IFRS (as hereinafter defined) to U.S. GAAP (as hereinafter defined);

WHEREAS, pursuant to Section 9.02 of the Indenture, the Issuer, the Subsidiary Guarantors and the Trustee may modify, amend or supplement the Indenture with the consent of the Holders of at least a majority of the outstanding principal amount of the Notes;

WHEREAS, the Issuer has, as of March 1, 2007, solicited consents of all Persons that are Holders of the Notes on February 28, 2007 to the substance of the amendments to the Indenture set forth herein and to the execution of this Supplemental Indenture and has obtained the requisite consents for purposes of Section 9.02;

WHEREAS, each of the Issuer and the Subsidiary Guarantors has duly authorized the execution and delivery of this Supplemental Indenture and has done all things necessary to make this Supplemental Indenture a valid agreement in accordance with its terms; and

WHEREAS, each of the Issuer and the Subsidiary Guarantors has requested that the Trustee and the Luxembourg Paying Agent execute and deliver this Supplemental Indenture and the Issuer has delivered, or caused to be delivered, to the Trustee an Officer’s Certificate and Opinion of Counsel in connection herewith;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, each of the Subsidiary Guarantors, the Trustee and the Luxembourg Paying Agent mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Amendments to the Indenture. The Indenture is hereby amended as follows:

(a) Section 4.21 of the Indenture shall be replaced in its entirety by the following:

“SECTION 4.21. Reports to Holders.

(a) So long as any Notes are outstanding, and subject to clause (b) below, the Issuer shall then furnish to the Trustee (who, at the Issuer’s expense, shall then furnish by mail to holders of the Notes):

(i) within 120 days following the end of each of the Issuer’s fiscal years, an annual report containing substantially the same information as would be required to be contained in an annual report filed with the Commission on Form 20-F (as in effect on the date of the Indenture), including annual audited balance sheets, statements of income, statements of shareholders equity, and statements of cash flows (with notes thereto) for the Issuer and its Subsidiaries on a consolidated basis for the year then ended and the prior fiscal year and prepared in accordance with GAAP, which need not, however, contain: (i) any reconciliation to U.S. GAAP or otherwise comply with Regulation S-X of the Commission; (ii) other than agreements governing material Debt of the Issuer and its Restricted Subsidiaries, the exhibits or certifications required by such form; or (iii) subject to the second paragraph below, separate financial statements of any of its affiliate, even if such statements would be required to be included on Form 20-F pursuant to Regulation S-X, as promulgated under the Securities Act;

(ii) within 75 days following the end of the fiscal quarter ended June 30, 2004 and within 60 days following the end of the first three fiscal quarters in each of the Issuer’s fiscal years thereafter, quarterly reports containing unaudited balance sheets, statements of income, statements of shareholders equity and statements of cash flows for the Issuer and its Subsidiaries on a consolidated basis for the quarterly period then ended and the corresponding quarterly period in the prior fiscal year and prepared in accordance with GAAP, which need not, however, contain any reconciliation to U.S. GAAP or otherwise comply with Regulation S-X of the Commission, together with an operating and financial review for such quarterly period and condensed footnote disclosure; and

(iii) promptly from time to time after the occurrence of an event required to be reported therein, such other reports containing substantially the same information required to be contained in Items (1) through (6) of Form 8-K (or any successor form) of the Commission.

(b) If the HTCC Acquisition shall have been consummated (and subject to the last paragraph of this clause (b)),

(i) the Issuer shall furnish to the Trustee, on the date of the relevant filing with the Commission (or, to the extent HTCC is not subject to Section 13 or 15(d) of the Exchange Act, on the date such relevant filing would have been required to be filed if HTCC were so subject), all annual and quarterly reports of HTCC required to be filed by HTCC with the Commission, provided that the financial statements contained in any such report (and any financial information derived therefrom and contained in such report) may be denominated in U.S. Dollars and provided further that any such report shall include, in a footnote, the following condensed consolidating financial information of the Issuer for the same periods covered by such report: total revenue; net profit (loss); cash and cash equivalents; third party debt; earnings before interest, taxes, depreciation and amortization; capital expenditure; net interest expense; net third party debt; and net cash flow provided by (used in) operating activities;

(ii) the Issuer shall furnish to the Trustee, on the date of the relevant filing with the Commission, all other reports of HTCC required to be filed by HTCC with the Commission (or, to the extent HTCC is not subject to Section 13 or 15(d) of the Exchange Act, other reports of HTCC containing substantially the same information required to be contained in Items (1) through (6) of Form 8-K (or any successor form) of the Commission); and

(iii) the Issuer shall furnish to the Trustee (who at the Issuer’s expense, shall then furnish by mail to holders of the Notes), within 120 days following the end of each of the Issuer’s fiscal years, the Issuer’s annual statutory financial statements as of and for such fiscal year and the immediately preceding fiscal year prepared in accordance with GAAP (which financial statements may be denominated in U.S. Dollars).

Anything in this Indenture to the contrary notwithstanding, if the foregoing provisions of this clause (b) are applicable and the Issuer is in compliance with its obligations under such provisions, then the Issuer shall be deemed to be in compliance with clause (a) above; provided, however, that the Issuer may at any time elect to cease compliance with this clause (b), in which case the Issuer shall, on and following the date of such election, comply with clause (a) above. In the event that HTCC or any subsidiary of HTCC (other than the PIK Issuer or any of its Subsidiaries) shall have undertaken or engaged in an HTCC Restricted Activity, the Issuer shall, as of and following the first day on which HTCC or such subsidiary shall have undertaken or engaged in such activity, be prohibited from complying with the foregoing provisions of this clause (b) and shall instead be required to comply with clause (a) above.

(c) In addition, the Issuer shall furnish to the holders of the Notes and to prospective investors, upon the request of such holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Exchange Act by Persons who are not “affiliates” under the Securities Act.

(d) If any of the Issuer’s Subsidiaries are Unrestricted Subsidiaries, then the annual and quarterly financial information referred to in clause (a) or (b) above will include a reasonably detailed presentation, either on its face or in the footnotes thereto, and in the operating and financial review, of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries or HTCC, the Issuer and the Issuer’s Restricted Subsidiaries (as the case may be), in each case, separate from the financial condition and results of operations of the Issuer’s Unrestricted Subsidiaries.

(e) The Issuer will also make available copies of all reports furnished to the Trustee (i) on Invitel’s website or HTCC’s website, as the case may be; (ii) through the newswire service of Bloomberg, or, if Bloomberg does not then operate, any similar agency; and (iii) if and so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, copies of such reports furnished to the Trustee will also be made available at the specified office of the Luxembourg Paying Agent.”

(b) Clause (d) of the definition of “Change of Control” in Section 1.01 of the Indenture shall be replaced in its entirety by the following:

“(d) during any consecutive two-year period following the date of the Indenture, individuals who at the beginning of such period constituted the Issuer’s board of directors (or, if the Issuer’s board of directors does not consist of natural persons, Invitel’s board of directors) (together with any new members whose election to such board, or whose nomination for election by the shareholders of the Issuer or Invitel, as the case may be, was approved by a vote of at least a majority of the members of the board of directors of the Issuer or Invitel as the case may be, then still in office who were either members at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the board of directors of the Issuer or Invitel as the case may be, then in office (other than as a result of or in connection with the HTCC Acquisition); or”

(c) The definition of “Generally Accepted Accounting Principles” or “GAAP” in Section 1.01 of the Indenture shall be replaced in its entirety by the following:

““Generally Accepted Accounting Principles” or “GAAP” means IFRS; provided, however, that, if the HTCC Acquisition shall have been consummated, at the election of the Issuer, GAAP shall mean U.S. GAAP (as in effect from time to time) for all purposes of this Indenture, in lieu of GAAP (and upon and following any such election, references herein to GAAP will thereafter be construed to mean U.S. GAAP as in effect from time to time); provided that (x) all financial statements and reports required to be provided after such election pursuant to this Indenture will be prepared on the basis of U.S. GAAP, as in effect from time to time (including that, upon first reporting its fiscal year results under U.S. GAAP, the Issuer will be required to restate its financial statements on the basis of U.S. GAAP for the fiscal year ending immediately prior to the first fiscal year for which financial statements have been prepared on the basis of U.S. GAAP); (y) after such election, all ratios, computations and other determinations based on GAAP contained in this Indenture will be computed in conformity with U.S. GAAP and (z) such election shall not have the effect of rendering invalid any payment made prior to the date of such election pursuant to Section 4.07(b), or any incurrence of Debt incurred prior to the date of such election pursuant to Section 4.06(a) (or any other action conditioned on the Issuer being able to incur €1.00 of additional Debt) if such payment or incurrence or other action was valid under this Indenture on the date made or incurred or taken. The Issuer may at any time revoke the foregoing election to report in U.S. GAAP (provided that such revocation will be implemented in accordance with the procedures described above with respect to adoption of U.S. GAAP).”

(d) The definition of “Permitted Holder” in Section 1.01 of the Indenture shall be replaced in its entirety by the following:

““Permitted Holder” means (x) investment funds advised or managed by GMT or any of its Affiliates, and any successor thereto, (y) EEIF or any fund that is under common management with EEIF or any successor fund thereto or (z) HTCC and/or any Affiliate of HTCC that is controlled directly or indirectly by HTCC.”

(e) The following definitions shall be added to Section 1.01 of the Indenture:

““HTCC” means Hungarian Telephone and Cable Corp., a Delaware corporation, and its successors.

“HTCC Acquisition” means any transaction whereby HTCC becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of at least a majority of the outstanding shares of Voting Stock of the Issuer, including any such transaction in connection with which the Issuer becomes the “beneficial owner”, directly or indirectly, of at least a majority of the outstanding shares of Voting Stock of the Persons that were operating Subsidiaries of HTCC immediately prior to such transaction.

“HTCC Restricted Activity” means any business activity engaged in by HTCC or any subsidiary of HTCC (other than the PIK Issuer or any of its Subsidiaries) other than:

(i) acting as a direct or indirect holding company of the PIK Issuer including all activities incidental to its role as a holding company (including the retention of professional advisors as needed), issuing Capital Stock (solely in the case of HTCC) and, if applicable, activities reasonably relating to being a public listed company;

(ii) incurring payment-in-kind debt (and pledging its assets as security therefor), provided that the Issuer determines (such determination to be evidenced by an Officer’s Certificate) that the incurrence of such debt will not materially affect the Issuer’s ability to make principal or interest payments on the Notes as and when they come due; and

(iii) other activities not specifically enumerated in clauses (i) and (ii) above that are de minimis in nature.

“IFRS” means the accounting standards adopted by the International Accounting Standards Board and its predecessors, consistently applied, which are in effect from time to time.

“PIK Issuer” means any obligor under the €125,000,000 floating rate senior PIK notes due 2013 originally issued by Invitel Holdings N.V under the indenture governing such notes.

“U.S. GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, in the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession of the United States, which are in effect from time to time.”

3. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. The Issuer and the Subsidiary Guarantors agree to be bound by Section 13.09 of the Indenture with regard to any suit, action or proceeding against the Issuer or a Subsidiary Guarantor brought by any Holder or the Trustee arising out of or based upon this Supplemental Indenture.

4. Multiple Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original but all such counterparts shall together constitute but one and the same Supplemental Indenture.

5. Headings. The Section headings herein have been inserted for convenience of reference only and shall not affect the construction hereof.

6. The Trustee. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture and shall not be responsible in any manner whatsoever for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer and the Subsidiary Guarantors. The Issuer (failing which the Subsidiary Guarantors) agrees to indemnify the Trustee to the same extent as provided under the Indenture against any and all loss, liability or expense (including attorneys’ fees and expenses) incurred by it without wilful misconduct, gross negligence or bad faith on its part arising out of or in connection with the execution of this Supplemental Indenture.

7. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Any and all references, whether within the Indenture or in any notice, certificate or other instrument or document, shall be deemed to include a reference to this Supplemental Indenture (whether or not made), unless the context shall otherwise require.

8. Successors. All covenants and agreements in this Supplemental Indenture by the parties hereto shall bind their successors.

9. Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, the Indenture or the Notes, express or implied, shall give rise to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder, and the Holders, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Notes.

10. Entire Agreement. This Supplemental Indenture constitutes the entire agreement of the parties hereto with respect to the amendments to the Indenture set forth herein. All other provisions of the Indenture which are not amended are expressly affirmed.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

MAGYAR TELECOM B.V.

By:
Name:
Title:

INVITEL TÁVKÖZLÉSI SZOLGÁLTATÓ ZRT.

By:
Name:
Title:

By:
Name:
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V-HOLDING TANÁCSADÓ ZRT.

By:
Name:
Title:

By:
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S.C. EUROWEB ROMANIA S.A.

By:
Name:
Title:

By:
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EUROWEB INTERNET SZOLGÁLTATÓ ZRT.

By:
Name:
Title:

By:
Name:
Title:

THE BANK OF NEW YORK

By:
Name:
Title:

THE BANK OF NEW YORK (LUXEMBOURG) S.A.

By:
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